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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE


              ADVANSTAR CONFIRMS EXPLORING STRATEGIC ALTERNATIVES


Boston, MA - April 27, 2000 - Advanstar, Inc., a worldwide business information company, today confirmed that it has retained Morgan Stanley Dean Witter and Peter J. Solomon Company to examine strategic alternatives, including alternatives related to a potential sale of Hellman & Friedman's equity interest in Advanstar.

"In response to recent unsolicited approaches from several interested parties, the Advanstar Board of Directors now feels it is the right time to explore the marketplace," said Robert Krakoff, Chairman & CEO of Advanstar, Inc. "Both Advanstar's track record and its bright prospects for future growth create an attractive opportunity for a suitable buyer."

"We are very pleased with the outstanding progress made in growing this business over the last four years," said John Pasquesi of Hellman & Friedman. "Through the leadership of Bob Krakoff and Jim Alic, Advanstar has more than tripled operating profit while building a world class management team."

Advanstar is the sixth largest U.S. business-to-business publishing company and the third largest U.S. trade exhibition company.

There can be no assurance that any transaction or other corporate action will result from this exploration of alternatives.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about plans and objectives of management and market growth and opportunity. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Important cautionary statements and risk factors that would affect actual results are discussed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission, including those under the caption entitled "Factors That May Affect Future Results" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2000.

For more information contact:

Robert Krakoff                     David Montgomery
Chairman & CEO                     Chief Financial Officer
617-267-6500                       440-826-2873